Exhibit 10.1

Executive Officer	2004 Cash Bonuses	2004 Bonuses Shares	2005 Base Salary	2005 Target Bonus (% of Base Salary)[1]	2005 Stock Option Award Shares
Geoffrey F. Cox, Ph.D. Chairman of the Board, President and Chief Executive Officer	$70,575	13,757	$436,800	40%	75,000

John B. Green Senior Vice President, Chief Financial Officer and Treasurer	$34,628	6,750	$280,800	30%	39,000

Gregory F. Liposky Senior Vice President, Operations	$33,278	6,486	$265,200	30%	55,000

Harry M. Meade, Ph.D. Senior Vice President, Research and Development	$33,138	6,459	$273,520	30%	39,000

Daniel S. Woloshen Senior Vice President and General Counsel	$26,793	5,222	$238,160	30%	27,000

[1]	The target bonus opportunity can be exceeded by up to 20% of the target if GTC achieves exceptional corporate performance, as determined by the Committee, and the individual achieves high individual performance. For example, an executive with a target bonus of 30% could receive a bonus of as much as 36% of base salary.